Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE RESTATED
CERTIFICATE OF INCORPORATION OF SONUS NETWORKS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Sonus Networks, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable and in the best interests of the Corporation.

SECOND: The Corporation’s Certificate of Incorporation is hereby amended by deleting in its entirety Article I thereof and inserting in lieu thereof the following replacement Article I:

“The name of the corporation (the “Corporation”) is Ribbon Communications Inc.”

THIRD: This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on November 28, 2017.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 28th day of November, 2017.

/s/ Raymond P. Dolan
Raymond P. Dolan
President and Chief Executive Officer